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                                                                EXHIBIT 10.12

                             EMPLOYMENT AGREEMENT

     This Agreement ("Agreement") is made and entered into this 12th day of May, 1999, by and between Elastic Networks Inc., a Delaware corporation ("Elastic"), with its principal place of business at 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005 and Guy D. Gill, an individual residing at 1015 Lonsdale Court, Alpharetta, Georgia 30022 ("Executive").


                                 WITNESSETH:

     WHEREAS, Elastic shall employ employees to conduct its business on the Commencement Date;

     WHEREAS, conditioned upon the closing of the Private Placement, Elastic desires to employ the Executive during the Term under the terms and conditions set forth in this Agreement;

     WHEREAS, the Executive desires to accept employment with Elastic during the Term on the terms and conditions set forth in this Agreement;

     WHEREAS, it is a condition precedent to the closing of the agreements related to the Private Placement that Elastic and the Executive enter into this Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Executive and Elastic agree as follows:

1.   Definitions.

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     (a) "Acquisition Event" shall mean: (i) any merger or consolidation which results in the voting securities of Elastic outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of Elastic or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of Elastic; or (iii) the complete liquidation of Elastic. Notwithstanding the foregoing, the election of any Purchaser (as defined in the Right of First Offer Agreement) to sell its Shares (as defined in the Right of First Offer Agreement) to Nortel Networks Inc. pursuant to Section 6 of the Right of First Offer Agreement, and the purchase of any such Shares by Nortel Networks Inc., shall not be deemed to be an Acquisition Event.

     (b) "Agreement" shall have the meaning set forth in the preamble hereto.


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(a)  "Award" shall mean Options, restricted stock, or other stock based awards under the Plan.

(d)  "Board" shall mean the Board of Directors of Elastic.

(e) "Cause" shall mean (i) the Executive's material breach of this Agreement, which includes, but is not limited to, a breach of Sections 9 or 10 of this Agreement or any sub-section thereof, (ii) a good faith finding by the Board of the Executive's dishonesty, fraud, malfeasance, gross negligence or willful misconduct with respect to Elastic or any Co-Employer, (iii) the Executive's continued failure to satisfactorily perform his duties with the Company, to follow the lawful direction (consistent with the Executive's duties) of the Board or to follow the established and lawful policies, procedures and rules of Elastic or any Co-Employer (other than any such failure resulting from incapacity due to mental or physical illness or injury that is certified by a physician satisfactory to Elastic); or (iv) Executive's indictment for (or similar finding of probable cause with respect to the Executive's commission of) or conviction of, or the Executive's entry of a pleading of guilty or nolo contendere to, a crime involving moral turpitude or a felony (other than an offense based solely on a traffic violation). With respect to clauses (ii) and (iii) above, prior to terminating the Executive for Cause as provided in Section 8(a)(1) hereof, the Board shall deliver a written notice to the Executive stating in reasonable detail the facts and circumstances regarding the Executive's offense or failure and provide the Executive with sixty calendar (60) days to correct such offense or failure; PROVIDED, HOWEVER, that no such notice shall be required, and the Board may immediately terminate the Executive for Cause, if the Board in good faith determines that the Executive's offense or failure is or is likely to be immediately or materially injurious to Elastic or the Co-Employer or Executive has previously received a written notice of an offense or failure under clause (ii) or
     (iii) above in the twelve (12) month period immediately preceding the occurrence of the offense or failure at issue. The Executive shall not participate in the Board's determinations regarding Cause with respect to the Executive even if the Executive is a member of the Board.

(f) "Code" shall mean the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder.

(g) "Co-Employer" shall mean that third party, if any, which pursuant to an agreement with Elastic, provides certain human resources and payroll services with respect to Elastic employees and, with regard to such services, is viewed as the employer of Elastic employees.

(h) "Commencement Date" shall mean the day immediately following closing of Private Placement.

(i) "Developments" shasll have the meaning set forth in Section 10(b)(l) of this Agreement.

(j) "Disability" shall mean the inability of the Executive to perform the duties set forth in Section 3 of this Agreement because of an illness or accidental injury for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty (360) calendar day period, as certified by a physician satisfactory to Elastic and the Executive. If Elastic and the Executive do not agree on a physician, the Executive and Elastic shall each

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         select a physician and those two (2) physicians shall together select a third physician, whose determination as to disability shall be binding on all parties.


    (k) "Elastic" shall have the meaning set forth in the preamble to this Agreement.

    (l) "Elastic's Affiliates" shall mean any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Elastic. For purposes of this definition, "control" means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

    (m) "Employment Period" shall mean the Term and any period immediately following the Term during which Elastic and the Executive have mutually agreed to continue the Executive's employment.

    (n) "Entity" shall mean a corporation, partnership, limited liability company, trust, joint venture, association, organization, sole proprietorship or entity in any other form.

    (o) "Executive" shall have the meaning set forth in the preamble to this Agreement.

    (p) "Good Reason" shall mean (i) the assignment of the Executive, without the Executive's consent, to a principal place of work which increases the Executive's commuting distance from his residence to his principal place of work by fifty (50) miles or more; (ii) the assignment to the Executive of job duties that are inconsistent with the Executive's position as set forth on Schedule A or a substantial adverse alteration of the Executive's position, reporting relationship or duties as set forth on Schedule A without the Executive's consent; or (iii) a reduction of the Executive's annual base salary then in effect without the Executive's consent; PROVIDED, however, that "Good Reason" shall not include any event or circumstance that occurs more than one hundred twenty (120) calendar days prior to Elastic's receipt of the Executive's written notice of his intention to terminate for Good Reason as established in Section 8, below, a reduction in the Executive's base salary that is applied to all or substantially all Elastic employees or a reduction or suspension in base salary that occurs as a result of the Executive's receipt of disability payments under a fringe benefit plan in which he participates as an Elastic employee. Notwithstanding the occurrence of any event or circumstance set forth in clauses (i) through (iii), above, such occurrence shall not be deemed to constitute Good Reason if, while the Executive is employed during the Notice Period, such event or circumstance has been fully corrected and the Executive has been reasonably compensated or any losses or damages resulting therefrom (provided that such right of correction by Elastic shall only apply to the first notice of termination for Good Reason given by the Executive).

    (q) "Notice Period" shall mean the ninety (90) calendar day period immediately following the date on which Elastic receives the Executive's written notice of his intent to terminate employment under Section 8(b) of this Agreement.

    (r) "Options" shall mean those options granted by the Board under the Plan for the purchase of shares of Elastic common stock.

    (s)  "Plan" shall mean the Elastic Networks Inc. 1999 Stock Incentive
         Plan.


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     (t)  "Private Placement" shall mean the first sale of Elastic securities to any person or entity other than the Nortel Networks Inc., specifically excluding any issuance of Elastic securities or any right to acquire Elastic securities granted to employees, vendors or consultants.

     (u) "Proprietary Information" shall have the meaning set forth in Section 10(a)(l).

     (v) "Right of First Offer Agreement" shall mean the Right of First Offer and Co-Sale Agreement, dated as of May 1999, and as amended from time to time by and among Elastic, Nortel Networks Inc. and the persons and entities listed on Exhibit A thereto.

     (w)  "Severance Period" shall mean the shorter of the following periods:
          (i) the eighteen (18) month period immediately following the Executive's termination of employment and (ii) the period immediately following the Executive's termination through the fourth anniversary of the Commencement Date, PROVIDED, however, that such Severance Period shall in no event be less than the twelve (12) month period immediately following the Executive's termination of employment.

2.   Term.

     Conditioned upon (i) the closing of the Private Placement, (ii) the Executive's status as an active employee of Nortel Networks Inc. as of the closing of the Private Placement, (iii) the Executive providing documentation required by the Immigration Reform and Control Act of 1986 and (iv) the Executive's completion of employment forms required by any Co-Employer, Elastic hereby agrees, as the sole employer or jointly with a Co-Employer, to employ the Executive, and the Executive hereby accepts employment with Elastic, upon the terms and conditions set forth in this Agreement, for the Term. If the Executive and Elastic desire to continue the Executive's employment after the Term, such employment shall be upon terms and conditions mutually agreed upon by Elastic and the Executive.

3.   Duties.

     The Executive shall have the job, duties and reporting relationship set forth in Schedule A. Except as otherwise provided in this Section 3, the Executive shall devote his full working time, attention, skill, knowledge, experience and energies to the performance of his duties set forth on Schedule A. Notwithstanding the preceding sentence, the Executive shall not be prohibited from engaging in activities from time to time on his behalf or on the behalf of non-profit organizations or industry associations, provided that such activities do not interfere with the performance of his duties or obligations under this Agreement. With the consent of the Board, the Executive may serve on the boards of directors or trustees of other companies or organizations and devote a reasonable amount of working time to such approved activities. The Executive shall abide by, and comply with, all rules, policies and procedures of Elastic and any Co-Employer and all applicable laws and regulations including, but not limited to, those relating to antitrust. The Executive's principal place of work shall be 6120 Windward Parkway, Suite 100, Alpharetta, Georgia



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     30005, until such time as the Board (or any other individual or entity to whom the Executive reports), in its or his discretion, designates another location as the Executive's principal place of work.

4.   Compensation.

     (a) BASE SALARY. The Executive shall receive the annual base salary set forth in Schedule B, which shall be payable in installments in accordance with such payroll schedule as is then in effect with respect to all Elastic executive employees.

     (b) DEDUCTIONS. Elastic or the Co-Employer, as applicable, is authorized to deduct from the Executive's compensation such sums as may be required to be deducted or withheld under the provisions of any applicable law now in effect or hereafter put into effect, including, but not limited to, social security, unemployment and income tax withholding, and such other deductions permitted by Elastic or the Co-Employer which the Executive may authorize from time to time.

5.   Plan Incentives.

     (a) INITIAL AWARD. Subject to the Board's adoption of the Plan, which shall be substantially similar to Draft Stock Incentive Plan that is attached hereto as Schedule C, the Executive shall be eligible to participate in the Plan. Conditioned upon the Board's approval and in accordance with the terms and conditions of the Plan, effective on the Commencement Date the Executive shall be granted an Option(s) to purchase a number of shares of Elastic common stock that is equal to Five Percent (5%) of the sum of the number of shares of Elastic common and preferred stock issued and outstanding on the grant date plus the number of shares of Elastic common stock authorized for grant under the Plan, with an exercise price to be determined by the Board. The vesting, rights and obligations with respect to such Option(s) shall be determined by the Board in accordance with the Plan and shall be set forth in appropriate option agreements which shall be substantially similar to the Draft Incentive Stock Option Agreement and Draft NonStatutory Stock Option Agreement attached hereto as Schedules D and E, respectively. Notwithstanding anything in the preceding sentence to the contrary, the outstanding Option(s) granted to the Executive pursuant to this Section 5(a) shall (i) upon the occurrence of an Acquisition Event, be assumed or an equivalent option or award substituted by the successor corporation or a parent or subsidiary of the successor corporation, provided that any such Options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code, unless the successor corporation refuses to assume or substitute for the Option(s), in which case the Executive shall have the right to exercise the Option(s) in full, including with respect to shares of Common Stock as to which it would not otherwise be exercisable, and such Option(s) shall be exercisable for a period of not less than forty-five (45) days from the date on which the Board gives the Executive written notice that such Option(s) are fully exercisable and shall terminate upon the expiration of such period; and (ii) upon Elastic's termination of the Executive's employment without Cause, as provided in Section 8(a)(2) hereof, or the Executive's termination of his employment for Good Reason, as provided in Section 8(b)(2) hereof, be immediately exercisable in full.

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     (b)  PERFORMANCE BASED AWARDS. The Executive shall be eligible to receive additional Awards under the Plan at the sole discretion of the Board. The Executive shall not participate in decisions to grant Awards to the Executive under the Stock Plan even if the Executive is a member of the Board.

     (c) AMENDMENT OF THE PLAN. Notwithstanding anything to the contrary in this Agreement, the Board may amend, suspend or terminate the Plan or any portion thereof at any time except as otherwise provided by applicable law.

6.   Fringe Benefits.

     (a) FRINGE BENEFITS OTHER THAN VACATION. The Executive shall be eligible to participate in the fringe benefit plans and programs generally made available by Elastic or, if applicable, the Co-Employer, to Elastic executive employees in accordance with the terms of those plans and programs. Elastic shall make contributions for the Executive's participation in such fringe benefit plans and programs as it generally makes for its other executive employees. Except as otherwise provided by law, Elastic or the Co-Employer, as applicable, has the right to modify, add to or eliminate any or all of its fringe benefit plans or programs at any time and for any reason.

     (b) VACATION. The Executive shall be entitled to five (5) weeks (twenty-five (25) business days) of paid vacation for each year of the Term, to be taken at such time as may be approved by the Board or its designee. The Executive shall accrue such annual vacation on a prorata basis each month starting with the Commencement Date. Accrual of paid vacation shall cease once the Executive has accrued five (5) weeks of paid vacation and shall not resume until the accrued vacation is reduced by reason of vacation taken by the Executive.

     (c) COUNTRY CLUB MEMBERSHIP. During the Term the Executive shall retain the membership in Country Club of the South that he held as an employee of Nortel Networks Inc., and Elastic shall reimburse the Executive for the annual dues and assessments of such membership. Upon the expiration of the Term, the Executive shall assign or return such membership to Elastic, as determined by Elastic.

7.   Reimbursement of Expenses.

     (a) BUSINESS EXPENSES. Elastic shall reimburse the Executive for expenses incurred by the Executive in carrying out those duties set forth in
          Section 3 of this Agreement in accordance with Elastic's policies and procedures relating to expense reimbursement of executive employees.

     (b) FINANCIAL AND ESTATE PLANNING, TAX ASSISTANCE AND AUTOMOBILE EXPENSE. Elastic shall reimburse the Executive for expenses incurred by the Executive for personal financial and estate planning and tax assistance services and automobile operating expenses, including automobile insurance, property taxes, fuel and maintenance expenses, up to a total of Ten Thousand Dollars ($10,000) for each year of the Term; PROVIDED, HOWEVER, that reimbursement for such automobile operating expenses shall not exceed Two Thousand Four Hundred Dollars ($2,400) for each year of the Term and reimbursement for personal financial and estate planning and tax assistance services shall be conditioned upon Executive's submission of appropriate receipts documenting the Executive's payment for such services.

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     (c)  ATTORNEY'S FEES WITH RESPECT TO THIS AGREEMENT. Elastic shall reimburse the Executive for one hundred percent (100%) of the reasonable expenses incurred by the Executive for the services of an attorney with respect to the review of this Agreement upon the Executive's submission of appropriate receipts documenting the Executive's payment for such services.

8.   Employment Termination.

     (a) BY ELASTIC. Elastic shall have the right to terminate the employment of the Executive at any time during the Term, including, without limitation, for Cause or without Cause.

          (1) If Elastic terminates the employment of the Executive upon the occurrence of the expiration of the Term on the fourth anniversary of the Commencement Date, the death or Disability of the Executive or with Cause, Elastic shall pay to the Executive, or, in the event of the Executive's death, the estate of the Executive, the compensation and benefits ordinarily payable to him under this Agreement through and until the last day of his actual employment by Elastic.

          (2) If Elastic terminates the employment of the Executive without Cause, subject to the conditions set forth below, Elastic shall pay the Executive a lump sum amount which is equal to the sum of
               (i) the Executive's base salary, in effect on his termination date (or, if higher, the highest base salary in effect at any time during the six (6) months prior to his termination date) calculated for the Severance Period, (ii) the expense the Executive incurs during the Severance Period to continue those health and life insurance benefits offered under the Consolidated Omnibus Budget Reconciliation Act of 1985 and benefit conversion options, respectively, less contributions the Executive would have made for such coverage as an Elastic employee and (iii) a bonus payment in an amount equal to the target bonus for the Executive at one hundred percent (100%) performance on all factors under the bonus plan in which the Executive is participating, if any, as of his employment termination date, multiplied by a fraction, the numerator of which is the Executive's calendar months of participation as an active employee under such plan and the denominator of which is the term of such plan in calendar months. The foregoing payment shall be conditioned upon the Executives execution of a Settlement Agreement with Elastic, the form of which shall be determined by the Board and shall contain, at a minimum, the Executive's (x) release of all claims against Elastic and Elastic's Affiliates,
               (y) obligation to notify Elastic of his employment by any person or Entity during the Severance Period and (z) agreement to repay that portion of the foregoing lump sum amount relating to any part of the Severance Period during which the Executive is employed by Elastic or any of Elastic's Affiliates or is in breach of any provisions of this Agreement that survive the termination of this Agreement or relating to the continuation of the Executive's health or life insurance benefits on or after the Executive terminates such benefits or the Executive's employment by an Entity or person offering Executive comparable benefits or benefits that would result in the termination of the Executive's opportunity to continue Elastic health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985.

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     (b)  BY EXECUTIVE. The Executive shall have the right to terminate his employment with Elastic during the Term for any reason, including, without limitation for Good Reason or for other than Good Reason:
          PROVIDED, however, that the Executive shall give Elastic ninety
          (90) calendar days prior written notice of his intention to terminate his employment and shall continue his employment during all or such part of the Notice Period as determined by the Board. In order to terminate for Good Reason, the Executive must also state in such written notice the facts and circumstances giving rise to Good Reason in reasonable detail.

          (1) If the Executive terminates his employment with Elastic for other than Good Reason and satisfies the conditions set forth in Section 8(b), above, Elastic shall pay the Executive the compensation and benefits ordinarily payable to him under this Agreement through and until the last day of his actual employment by Elastic and his base salary only with respect to any portion of the Notice Period remaining following the last day of his actual employment.

          (2) If the Executive terminates his employment with Elastic for Good Reason and satisfies the conditions set forth in Section 8(b), above, Elastic shall pay the Executive the compensation and benefits ordinarily payable to him under this Agreement through and until the last day of his actual employment by Elastic. Additionally, Elastic shall pay the Executive the lump sum amount that would be payable to the Executive under
               Section 8(a)(2) above as if Elastic terminated the Executive's employment without Cause, conditioned upon the Executive's execution of a Settlement Agreement as described in Section 8(a)(2) above.

9.   Restrictive Covenants.

     (a) During the Employment Period and for a period of one (1) year after the termination or expiration thereof, the Executive shall not directly or indirectly:

          (1) as an owner, partner, officer, director, employee, consultant, contractor, joint venturer, investor, lender or shareholder (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), participate or obtain interest in the ownership, management, operation or control of any Entity or person competitive with the business of Elastic or those Elastic Affiliates that Elastic controls in the United States without the written permission of Elastic; or

          (2) recruit, solicit or induce, or attempt to induce, any employee, consultant or contractor of Elastic or Elastic's Affiliates to terminate their employment with, or otherwise cease their relationship with, Elastic or Elastic's Affiliates; or

          (3) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Elastic or Elastic's Affiliates which were contacted, solicited or served by the Executive during the Employment Period.

     (b) If any restriction set forth in this Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time,

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          in too broad a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

     (c) The Executive recognizes, understands and agrees that this Agreement is entered into in connection with the spin-off of Elastic and is a condition to the provision of financing of certain investors. The Executive further recognizes, understands and agrees that the geographic area specified in Section 9(a)(1) is reasonable in light of the national and international scope of Elastic's business, the expected expansion of Elastic's business during the Employment Period and the Executive's expected ownership, as result of Options(s) issued pursuant to Section 5(a) of this Agreement, of a number of shares of Elastic common stock equal to Five Percent (5%) of the sum of the number of shares of Elastic common and preferred stock issued and outstanding on the grant date plus the number of shares of Elastic common stock authorized for grant under the Plan. The Executive further recognizes, understands and agrees that the foregoing limitations are properly required for the adequate protection of Elastic's legitimate business interests and do not preclude the Executive from pursuing his livelihood. The Executive further recognizes, understands and agrees that the consideration provided in this Agreement, including, but not limited to, any payment provided pursuant to Section 8 of this Agreement, is sufficient consideration for the foregoing limitations.

10.  Proprietary Information and Developments.

     (a)  PROPRIETARY INFORMATION.

          (1) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of Elastic, any of Elastic's Affiliates, Nortel Networks Inc. or Nortel Networks Corporation is and shall be the exclusive property of Elastic, Elastic's Affiliates, Nortel Networks Inc. or Nortel Networks Corporation, as applicable, such information and know-how, including, but not limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists (collectively, "Proprietary Information"). The Executive shall not disclose any Proprietary Information to others outside Elastic, Elastic's Affiliates, Nortel Networks Inc. or Nortel Networks Corporation or use the same for any unauthorized purposes without written approval by an officer of Elastic, either during or after the Employment Period, unless and until such Proprietary Information has become public knowledge without fault by the Executive or as otherwise required by law.

          (2) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of Elastic, Elastic's Affiliates, Nortel Networks Inc. or Nortel Networks Corporation, as applicable, to be used by the Executive only in the performance of his duties for Elastic. The Executive agrees to deliver to

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               Elastic upon the expiration of the Employment Period such
               material containing Proprietary Information.

          (3) The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (1) and (2) above, also extends to such types of information, know-how, records and tangible property of customers of Elastic, Elastic's Affiliates, Nortel Networks Inc. or Nortel Networks Corporation or suppliers to Elastic or Elastic's Affiliates or other third parties who may have disclosed or entrusted the same to Elastic, Elastic's Affiliates, Nortel Networks Inc. or Nortel Networks Corporation or to the Executive in the course of Elastic's business.

     (b)  DEVELOPMENTS

          (1) The Executive shall make full and prompt disclosure to Elastic of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of Elastic or Elastic's Affiliates (collectively, "Developments").

          (2) The Executive agrees to assign and does hereby assign to Elastic (or any Entity designated by Elastic) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also hereby waives all claims to moral rights in any Developments. However, this Section 10(b)(2) shall not apply to Developments which do not relate to the present or planned business or research and development of Elastic or Elastic's Affiliates and which are made and conceived by the Executive not during normal working hours, not on the premises of Elastic or Elastic's Affiliates and not using the tools, devices, equipment of Elastic or Elastic's Affiliates or Proprietary Information.

          (3) The Executive agrees to cooperate fully with Elastic or Elastic's Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which Elastic or Elastic's Affiliates may deem necessary or desirable in order to protect their rights and interests in any Development.

     (c) OTHER AGREEMENT. The Executive hereby represents that he is not bound by the terms of any agreement with any previous employer, other than Elastic's Affiliates, or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with Elastic or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of Elastic does not and will not breach any agreement, other than agreements with Elastic's Affiliates, to keep in confidence proprietary information, knowledge or

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

          data acquired by him in confidence or in trust prior to his employment with Elastic.

11.  Breach of Covenants by the Executive.

     The restrictions contained in Sections 9 and 10 of this Agreement are necessary for the protection of the business and goodwill of Elastic or Elastic's Affiliates and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of Sections 9 and 10 shall cause Elastic or Elastic's Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, Elastic or Elastic's Affiliates shall have the right to seek specific performance and injunctive relief.

12.  Survival of Certain Provisions after the Term.

     Subject to the terms and conditions contained in this Agreement, the provisions of Sections 8, 9, 10 and 11 shall survive and continue after the Term as provided in such Sections.

13.  Indemnification.

     During the Term, Elastic shall indemnify the Executive as provided under the Bylaws of Elastic.

14.  Miscellaneous.

     (a) The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     (b) Any notice required or permitted to be given under this Agreement shall be sufficient if in writing sent by certified mail to the Executive's residence as it appears on the records of Elastic in the case of the Executive or to the address set forth above with respect to Elastic, or to such other address as either party may hereafter specify in writing to the other.

     (c) This agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including Elastic's Affiliates and any corporation with which or into which Elastic may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

     (d) This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and there are no representations, warranties, covenants or obligations except as set forth in this Agreement. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, written or oral, of the parties hereto, relating to the subject matter of this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement except as specifically set forth herein.

     (e) This Agreement may be amended only in writing executed by the parties hereto.



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


     (f) No delay or omission by Elastic in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Elastic on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     (g) The enumeration and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

     (h) If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

     (i) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia, except for its rules with respect to the conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


Elastic Networks Inc.                       Executive

By: /s/ Guy Gill                             /s/ Guy Gill
   -------------------------------           -----------------------------

Title: President
   -------------------------------

Date:  May 12, 1999                          Date: May 12, 1999
   -------------------------------           -----------------------------

                                             /s/ Kevin Elop




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

                                  SCHEDULE A

                     POSITION/DUTIES/REPORTING RELATIONSHIP

Executive's Position:       Chief Executive Officer and such additional
                            titles as the Board may assign from time to time.

Reports to:                 The Board.

Duties: Those duties customary to the position of Chief Executive Officer in similar privately held or public corporations, as applicable, and such other duties as the Board may assign from time to time.

                                  SCHEDULE B

                                 Compensation

ANNUAL BASE SALARY: Two Hundred Sixty Thousand Dollars ($260,000)

The Executive's annual base salary stated above shall be subject to increase or decrease from time to time as determined in the sole discretion of the Board; provided that any reduction in the Executive's annual base salary shall be subject to the applicable provisions of Section 1(p).